Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com
Company Reports Stronger than Expected Operating Income Excluding Charges and
Record Operating Cash Flow in the Fourth Quarter
Company 2008 Outlook is for Growth in Revenue and Earnings
Oakdale, MN (January 30, 2008) — Imation Corp. (NYSE:IMN) today released financial results for the fourth quarter and full year ended December 31, 2007.
Highlights for Q4 2007 include the following:
•	Revenue of $701.8 million was up 52.9 percent compared with Q4 2006 revenue of $459.0 million. The TDK Recording Media and Memcorp acquisitions which closed in Q3 2007 contributed $252.5 million to 4th quarter revenue.

•	Operating loss for the quarter was $70.3 million including a previously announced goodwill impairment charge of $94.1 million and $12.6 million of restructuring and other charges. This is compared with operating income of $32.0 million in Q4 2006, which included $1.2 million of restructuring and other charges. Excluding these charges, operating income on a Non-GAAP basis for Q4 2007 was $36.4 million compared with $33.2 million in the prior year (see table entitled Reconciliation of GAAP to Adjusted Results below).

•	The Company posted a loss of $1.91 per share for Q4 2007, including a $2.55 negative impact from goodwill impairment and restructuring and other charges. This compares with diluted earnings per share of $0.69 for Q4 2006. Excluding goodwill impairment and restructuring and other charges, on a Non-GAAP basis, diluted EPS for Q4 2007 would have been $0.64 as compared with $0.71 on the same basis in the prior year (see table entitled Reconciliation of GAAP to Adjusted Results below).

•	Total cash from operations for the fourth quarter was a record $74.1 million and the Company repurchased approximately 1,277,000 shares during the quarter for $28.6 million.

•	On January 28, 2008, the Audit and Finance Committee, upon authority delegated to it from the Board of Directors, authorized a share repurchase program increasing total outstanding authorization to 3 million shares of common stock. The Company’s previous authorization was cancelled with the new authorization.

Frank Russomanno, President and Chief Executive Officer of Imation, said: “Our positive fourth quarter results before special charges demonstrate the resilience of the Company and the value of our strategic direction. We had solid contributions from our acquisitions, especially the TDK Recording Media business as well as our base business which benefited from a more focused market approach to USB Flash. During the fourth quarter we continued to operationalize key elements of our strategy as we transform Imation to a brand and product management company. We are encouraged by the positive reception from commercial and consumer channel partners as we move forward with our portfolio of brands and electronic products and with the enduring strength of and contributions from our cornerstone tape business.”
“This year will be an important transition year for the Company as we complete the integration of the acquisitions and continue with our manufacturing restructuring program. Associated with these actions, our outlook includes incremental restructuring, I.T. and other integration costs as well as incremental investments in building our brands globally. The benefit from these actions will be greater in the second half of 2008. In addition, we are seeing increased seasonality as we transform the Company. As a result, we expect earnings in the second half of the year to be stronger than the first half of 2008. In particular, Q1 2008 will have a difficult comparison with Q1 2007.”
“In summary, we are pleased by our strong finish to 2007 and with the progress on our strategic actions reinforcing our optimism about the future for Imation,” Russomanno concluded.
A teleconference is scheduled for today, January 30, 2008 at 9:00 a.m. Central Standard Time (CST). The call-in number is 866-244-4616 (see Webcast and Replay Information at the bottom of this release).
Q4 and FY 2007 and 2006 Financial Highlights

(Dollars in millions, except per share amounts)	Q4 07	Q4 06	FY 07	FY 06
Net Revenue	$701.8	$459.0	$2,062.0	$1,584.7
Gross Profit	$115.9	$92.4	$355.9	$344.1
% of Revenue	16.5%	20.1%	17.3%	21.7%
SG&A	$71.8	$46.9	$223.3	$174.0
% of Revenue	10.2%	10.2%	10.8%	11.0%
R&D	$7.7	$12.3	$38.2	$50.0
% of Revenue	1.1%	2.7%	1.9%	3.2%
Restructuring and Other Charges	$12.6	$1.2	$33.3	$11.9
Goodwill Impairment	$94.1	$—	$94.1	$—
Operating Income (Loss)	$(70.3)	$32.0	$(33.0)	$108.2
% of Revenue	(10.0)%	7.0%	(1.6)%	6.8%
Income (Loss) from Continuing Operations	$(74.1)	$24.4	$(50.4)	$75.2
Diluted Earnings (Loss) per Share:
Continuing Operations	$(1.91)	$0.69	$(1.36)	$2.14
Discontinued Operations	$—	$—	$—	$0.03
Net Income	$(1.91)	$0.69	$(1.36)	$2.17
Operating Cash Flows	$74.1	$5.6	$87.5	$97.5

Reconciliation of GAAP to Adjusted Results

	Q4 07		Q4 06
		Diluted		Diluted
	Operating	EPS from	Operating	EPS from
(Dollars in millions, except per share amounts)	Income	Cont. Ops.	Income	Cont. Ops.
As Reported — GAAP	$(70.3)	$(1.91)	$32.0	$0.69

Restructuring and other	12.6	0.23	1.2	0.02
Goodwill impairment	94.1	2.32	—	—
Subtotal	106.7	2.55	1.2	0.02

Adjusted — Non-GAAP	$36.4	$0.64	$33.2	$0.71

	FY 07		FY 06
		Diluted		Diluted
	Operating	EPS from	Operating	EPS from
	Income	Cont. Ops.	Income	Cont. Ops.
As Reported — GAAP	$(33.0)	$(1.36)	$108.2	$2.14

Restructuring and other	33.3	0.58	11.9	0.21
Goodwill impairment	94.1	2.44	—	—
Subtotal	127.4	3.02	11.9	0.21

Adjusted — Non-GAAP	$94.4	$1.66	$120.1	$2.35
Comparison of GAAP to Non-GAAP Financial Measures
The goodwill impairment and restructuring and other charges are provided to assist an investor’s understanding of the impact of these components on our actual results of operations when compared with prior periods. We believe this will assist investors in making an evaluation of our performance against prior periods on a comparable basis by adjusting for these items. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
Fourth Quarter and YTD 2007 Financial Highlights
     Net Revenue was $701.8 million for the quarter, up 52.9 percent from Q4 2006 revenue of $459.0 million. Revenue for full year 2007 was $2,062.0 million, up 30.1 percent from revenue of $1,584.7 million for the comparable period last year. Revenue for the three-month and full year periods ended December 31, 2007 included revenue of $252.5 million and $393.2 million, respectively, from the acquired TDK Recording Media and Memcorp businesses. This increase was offset in part by a revenue decline in our Global Data Media joint venture which had previously included TDK brand revenue. The Q4 2007 total revenue growth was generated by overall volume growth of approximately 58 percent due to the acquisitions and favorable currency impact of four percent partially offset by price erosion of nine percent.

     Gross Margin of 16.5 percent in Q4 2007 was up slightly from 16.3 percent in Q3 2007. The gross margin was down from 20.1 percent in Q4 2006 due mainly to product mix shifts as anticipated. For the years ended December 31, 2007 and 2006, gross margins were 17.3 percent and 21.7 percent, respectively. The year over year decline was due to the impact of product mix, negative impacts of USB Flash products and declining revenue and gross margins of legacy products.
     Selling, General & Administrative (SG&A) spending in Q4 2007 was $71.8 million or 10.2 percent of revenue, compared with $46.9 million or 10.2 percent of revenue in Q4 2006. For the years ended December 31, 2007 and 2006, SG&A spending was $223.3 million or 10.8 percent of revenue and $174.0 million or 11.0 percent of revenue, respectively. The increase in SG&A expense in dollar terms during Q4 2007 was associated with the acquired TDK Recording Media and Memcorp businesses.
     Research & Development (R&D) spending in Q4 2007 was $7.7 million or 1.1 percent of revenue, compared with $12.3 million or 2.7 percent of revenue reported in Q4 2006. For the years ended December 31, 2007 and 2006, R&D spending was $38.2 million and $50.0 million, respectively. The declines were due to cost savings from restructuring activities initiated in Q2 2007 as the Company became more focused with its R&D activities.
     Restructuring and Other Charges of $12.6 million in Q4 2007 and $33.3 million in FY 2007 were recorded under the Company’s restructuring program announced in Q2 2007. These charges are associated with changes in manufacturing and R&D. We recorded $1.2 million and $11.9 million of restructuring and other charges in Q4 2006 and FY 2006, respectively, associated with integrating the Memorex acquisition and actions taken to simplify structure.
     Goodwill Impairment of $94.1 million was recorded in Q4 2007. Accounting standards require the reconciliation of current market capitalization to book value when completing the annual goodwill impairment assessment. At stock price levels during the fourth quarter, the Company’s total book value was above its market capitalization, indicating the presence of goodwill impairment which was analyzed and recorded. This non-cash charge is unrelated to the performance of the recent acquisitions or management’s view of the value of its acquisitions, but rather to the market capitalization of the Company.
     Operating Loss for Q4 2007 was $70.3 million, compared with operating income of $32.0 million reported in Q4 2006. The operating loss for Q4 2007 included goodwill impairment and restructuring and other charges of $106.7 million. Excluding goodwill impairment and restructuring and other charges noted above, operating income would have been $36.4 million in Q4 2007 as compared with $33.2 million in Q4 2006. Operating loss for the full year ended December 31, 2007 was $33.0 million compared with operating income of $108.2 million for the comparable year ago period. Excluding goodwill impairment and restructuring and other charges noted above, operating income would have been $94.4 million in FY 2007 as compared with $120.1 million in FY 2006 (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Income Taxes: The 2007 tax provision for Q4 and FY 2007 was $0.8 million and $15.8 million, respectively. Both of these amounts include a tax benefit of $4.0 million associated with the goodwill impairment charge of $94.1 million. Excluding the impact of the goodwill impairment, the tax rate was 23 percent for Q4 2007 and 33 percent for FY 2007. This compares to a tax rate of 26 percent for Q4 2006 and 33 percent for FY 2006.
     Diluted Earnings/Loss per Share was a loss of $1.91 for Q4 2007 compared with earnings of $0.69 in Q4 2006. Excluding goodwill impairment and restructuring and other charges, on a Non-GAAP basis diluted EPS was $0.64 and $0.71 during Q4 2007 and Q4 2006, respectively (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Cash and Cash Flows: Ending cash and cash equivalents were $135.5 million as of December 31, 2007, up $2.4 million during the quarter. Cash flow generated from operations during Q4 2007 was a record $74.1 million. Uses of cash during Q4 2007 included net cash payments of $35.2 million related to the TDK Recording Media and Memcorp acquisitions, as well as the repurchase of approximately 1,277,000 shares of common stock in the quarter for $28.6 million. Capital spending was $2.7 million and dividends of $6.3 million were paid in Q4 2007. Depreciation and amortization totaled $13.5 million for the quarter.

2008 Business Outlook
The following statements are based on our current outlook for fiscal 2008 and include the full year anticipated impact from integration of the acquired TDK Recording Media and Memcorp businesses as well as continued implementation of our previously announced restructuring program. The 2008 outlook is subject to change and is subject to the risks and uncertainties described below.
•	Revenue for 2008 is targeted at approximately $2.4 billion, representing growth of approximately 16 percent over 2007.

•	2008 operating income on a GAAP basis is targeted between $95 million and $105 million including restructuring charges of $4 million to $6 million. On a Non-GAAP basis, excluding restructuring charges, operating income for the year is targeted between $100 million and $110 million.

•	Diluted earnings per share on a GAAP basis for 2008 is targeted between $1.51 and $1.68, which includes the negative impact of approximately $0.08 from restructuring charges. On a Non-GAAP basis, excluding the impact of restructuring, diluted earnings per share for the full year is targeted between $1.59 and $1.76. This is based on year end 2007 diluted shares outstanding of 38.5 million.

•	Capital spending for 2008 is targeted between $15 million and $20 million.

•	The tax rate for 2008 is anticipated in a range of 35 percent to 37 percent, absent any one-time tax items that may occur.

•	Depreciation and amortization expense for 2008 is targeted between $48 million and $52 million.
Webcast and Replay Information
A live webcast of Imation Corp.’s fourth quarter teleconference will be available on the Internet on a listen-only basis at http://www.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM CST on January 30, 2008 until 5:00 PM CST on February 4, 2008 by dialing 888-211-2648 (access code 1177446). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.
About Imation Corp.
Imation Corp. is focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage as well as consumer technology products. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully integrate the acquisitions of the TDK Recording Media business and the Memcorp business and achieve the anticipated benefits, including synergies, in a timely manner; our ability to operate the Memorex business as an integrated entity; our ability to successfully manage multiple brands globally; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions and particularly U.S. conditions that make it particularly difficult to predict product demand; the volatility of the markets in which we operate; our ability to meet our cost reduction and revenue growth targets; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and changes to our R&D organization and to realize the benefits expected from the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on profitability and inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy and key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products; the possibility that our goodwill or other assets may become impaired, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenue	$701.8	$459.0	$2,062.0	$1,584.7
Cost of goods sold	585.9	366.6	1,706.1	1,240.6

Gross profit	115.9	92.4	355.9	344.1

Operating expense:
Selling, general and administrative	71.8	46.9	223.3	174.0
Research and development	7.7	12.3	38.2	50.0
Goodwill impairment	94.1	—	94.1	—
Restructuring and other	12.6	1.2	33.3	11.9

Total	186.2	60.4	388.9	235.9

Operating (loss) income	(70.3)	32.0	(33.0)	108.2

Other (income) and expense:
Interest income	(1.1)	(2.7)	(7.6)	(12.6)
Interest expense	1.2	0.3	2.6	1.0
Other, net	2.9	1.5	6.6	8.0

Total	3.0	(0.9)	1.6	(3.6)

(Loss) income from continuing operations before income taxes	(73.3)	32.9	(34.6)	111.8

Income tax provision	0.8	8.5	15.8	36.6

(Loss) income from continuing operations	(74.1)	24.4	(50.4)	75.2

Gain on disposal of discontinued business, net of income taxes	—	—	—	1.2

Net (loss) income	$(74.1)	$24.4	$(50.4)	$76.4

Basic earnings (loss) per common share:
Continuing operations	$(1.91)	$0.70	$(1.36)	$2.17
Discontinued operations	$—	$—	$—	$0.03
Net income	$(1.91)	$0.70	$(1.36)	$2.21

Diluted earnings (loss) per common share:
Continuing operations	$(1.91)	$0.69	$(1.36)	$2.14
Discontinued operations	$—	$—	$—	$0.03
Net income	$(1.91)	$0.69	$(1.36)	$2.17

Weighted average basic shares outstanding	38.8	34.7	37.0	34.6

Weighted average diluted shares outstanding	38.8	35.3	37.0	35.2

Cash dividend per share	$0.16	$0.14	$0.62	$0.54

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$135.5	$252.5
Accounts receivable, net	507.1	308.1
Inventories, net	366.1	258.0
Other current assets	109.9	58.3

Total current assets	1,118.6	876.9

Property, plant and equipment, net	171.5	178.0
Intangible assets, net	376.3	230.2
Goodwill	55.5	67.6
Other assets	34.4	30.2

Total assets	$1,756.3	$1,382.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$350.1	$227.3
Accrued payroll	13.5	23.7
Other current liabilities	257.3	140.6
Current portion of long-term debt	10.0	—

Total current liabilities	630.9	391.6

Other liabilities	45.0	45.0
Long term debt	21.3	—

Shareholders’ equity	1,059.1	946.3

Total liabilities and shareholders’ equity	$1,756.3	$1,382.9

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Region and Product Information

	Three Months Ended		Three Months Ended
	December 31, 2007		December 31, 2006		% Change
	Rev $	% Total	Rev $	% Total
Americas	344.4	49.1%	261.9	57.1%	31.5%
Europe	233.9	33.3%	144.8	31.5%	61.5%
APAC	123.5	17.6%	52.3	11.4%	136.1%

Total	701.8	100.0%	459.0	100.0%	52.9%

	Rev $	% Total	Rev $	% Total
Magnetic	213.5	30.4%	167.4	36.5%	27.5%
Optical	334.6	47.7%	207.3	45.2%	61.4%
Flash	39.4	5.6%	53.9	11.7%	-26.9%
Electronic Products, Accessories & Other	114.3	16.3%	30.4	6.6%	276.0%

Total	701.8	100.0%	459.0	100.0%	52.9%

	Op Inc (Loss) $	OI %	Op Inc (Loss) $	OI %
Americas	26.4	7.7%	36.0	13.7%	-26.7%
Europe	15.4	6.6%	12.4	8.6%	24.2%
APAC	8.7	7.0%	3.7	7.1%	135.1%
Corp/Unallocated (1)	(120.8)	NM	(20.1)	NM	NM

Total	(70.3)	-10.0%	32.0	7.0%

	Year Ended		Year Ended
	December 31,		December 31,
	2007		2006		% Change
	Rev $	% Total	Rev $	% Total
Americas	1,077.4	52.2%	838.9	52.9%	28.4%
Europe	655.7	31.8%	524.3	33.1%	25.1%
APAC	328.9	16.0%	221.5	14.0%	48.5%

Total	2,062.0	100.0%	1,584.7	100.0%	30.1%

	Rev $	% Total	Rev $	% Total
Magnetic	703.9	34.1%	660.8	41.7%	6.5%
Optical	954.2	46.3%	680.3	42.9%	40.3%
Flash	157.1	7.6%	146.6	9.3%	7.2%
Electronic Products, Accessories & Other	246.8	12.0%	97.0	6.1%	154.4%

Total	2,062.0	100.0%	1,584.7	100.0%	30.1%

	Op Inc (Loss) $	OI %	Op Inc (Loss) $	OI %
Americas	87.6	8.1%	128.9	15.4%	-32.0%
Europe	45.2	6.9%	48.1	9.2%	-6.0%
APAC	23.5	7.1%	17.1	7.7%	37.4%
Corp/Unallocated (1)	(189.3)	NM	(85.9)	NM	NM

Total	(33.0)	-1.6%	108.2	6.8%

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense, restructuring and other charges and goodwill impairment that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended		Years Ended
(Dollars in millions)	December 31,		December 31,
	2007	2006	2007	2006
Gross Profit	$115.9	$92.4	$355.9	$344.1
Gross Margin %	16.5%	20.1%	17.3%	21.7%
Operating (Loss) Income	$(70.3)	$32.0	$(33.0)	$108.2
Operating (Loss) Income %	-10.0%	7.0%	-1.6%	6.8%
Capital Spending	$2.7	$3.9	$14.5	$16.0
Depreciation	$7.5	$7.1	$28.6	$29.1
Amortization	$6.0	$3.2	$18.3	$9.3
Tax Rate %	NM	26%	NM	33%
Asset Utilization Information *

	December 31,	December 31,
	2007	2006
Days Sales Outstanding (DSO)	64	56
Days of Inventory Supply	65	72
Debt to Total Capital	2.9%	0.0%
Other Information

Approximate employee count as of December 31, 2007:	2,250
Approximate employee count as of December 31, 2006:	2,070
Book value per share as of December 31, 2007:	$27.73
Shares used to calculate book value per share (millions):	38.2
Imation repurchased approximately 1.3 million shares of its stock in the fourth quarter of 2007.

Authorization for repurchase of approximately 3.0 million shares remains outstanding based on latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.